                                                                      Exhibit 21
                                                                      ----------
                               MEDIX RESOURCES, INC.

Subsidiaries (All incorporated in Colorado)

National Care Resources - New York, Inc. (inactive)
National Care Resources-Colorado, Inc. (inactive)
National Care Resources-Texas, Inc. (inactive)
TherAmerica Inc. (inactive)
Cymedix Lynx Corporation
JJ Care Resources, Inc. (inactive)